Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2006 Third Quarter Results

Oxford, CT – February 14, 2006 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the third quarter ended December 31, 2005.

Third Quarter Highlights

•                  15.9% growth in revenue year-over-year to $67.4 million

•                  21.7% growth in gross margin to $20.4 million

•                  28.4% growth in operating income to $10.8 million

•                  107.1% growth in net income to $5.1 million

•                  Diluted EPS $0.29

“We are pleased with our results in the third quarter of the year,” commented Dr. Michael J. Hartnett, Chairman, President and Chief Executive Officer. “While we continue to benefit from strength in our end markets, we remain focused on driving performance improvements across our operations. Both manufacturing efficiency and cost control were key contributors to our strong gross margin growth in the quarter. We believe that this focus on efficiency is important to our long-term success and strengthens our ability to compete successfully at every stage in the cycle.”

Third Quarter Results

Net sales for the third quarter of fiscal 2006 were $67.4 million, an increase of 15.9% from $58.1 million in the third quarter of fiscal 2005. Gross margin for the third quarter rose 21.7% to $20.4 million compared to $16.7 million for the comparable period last year. Gross margin, as a percentage of net sales, improved to 30.2% in the third quarter of fiscal 2006 compared to 28.8% for the same period last year.

For the third quarter of fiscal 2006, the Company reported operating income of $10.8 million compared to $8.4 million for the comparable period last year. Operating income, as a percentage of sales was 16.0% for the third quarter of fiscal 2006 compared to 14.5% for the same period last year.

For the third quarter of fiscal 2006, the Company reported net income of $5.1 million, an increase of 107.1%, compared to net income of $2.5 million in the same period last year.  Diluted earnings per share for the third quarter was $0.29 compared to $0.13 in the same period last year.

Nine Month Results

Net sales for the nine month period ended December 31, 2005 were $198.8 million, an increase of 16.4% from $170.7 million in the nine month period ended January 1, 2005. Gross margin rose 25.8% to $59.6 million compared to $47.4 million for the same nine month period last year. Gross margin, as a percentage of net sales, improved to 30.0% in the first nine months of fiscal 2006 compared to 27.8% for the same period last year.

For the nine month period ended December 31, 2005, the Company reported operating income of $26.3 million, compared to $21.7 million for the comparable period last year.  Adjusted operating income, excluding non-recurring compensation expense and management fees, stock option compensation expense and non-cash disposal of fixed assets, increased 31.7% to $31.9 million for the nine months ended December 31, 2005 compared to $24.2 million for the comparable period last year. Operating income, as a percentage of sales, excluding these charges, was 16.0% in the first nine months of fiscal 2006 compared to 14.2% for the same period last year.

For the nine month period ended December 31, 2005, the Company reported net income of $6.5 million compared to $0.3 million in the same period last year.  Net income, excluding the after tax impact of non-recurring compensation expense and management fees, stock option compensation expense, disposal of fixed assets, and loss on early extinguishment of debt, increased 100.3% to $12.6 million for the first nine months of fiscal 2006 compared to $6.3 million for the comparable period last year.

Segment Results

Our Plain Bearing segment achieved net sales of $28.5 million for the third quarter of fiscal 2006, an increase of $5.8 million, compared to $22.7 million for the same period last year.  For the first nine months of fiscal 2006, the segment achieved net sales of $82.1 million, an increase of $15.4 million, compared to $66.7 million for the same period last year.

Our Roller Bearing segment achieved net sales of $23.4 million for the third quarter of fiscal 2006, an increase of $2.4 million, compared to $21.0 million for the same period last year.  For the nine months ended December 31, 2005, the Roller Bearing segment achieved net sales of $71.2 million, an increase of $6.6 million, compared to $64.6 million for the same period last year.

Our Ball Bearing segment achieved net sales of $11.4 million for the third quarter fiscal 2006, an increase of $1.1 million, compared to $10.3 million for the same period last year.  Our Ball

Bearing segment achieved net sales of $33.2 million for the nine month period ended December 31, 2005, an increase of $4.8 million, compared to $28.4 million for the same period last year.

Our Other segment achieved net sales of $4.1 million for the third quarter of fiscal 2006 compared to $4.1 million for the same period last year. Our Other segment achieved net sales of $12.2 million for the first nine months of fiscal 2006, an increase of $1.1 million, compared to $11.1 million for the same period last year.

Outlook

“Looking toward the last quarter of fiscal 2006, we see strong opportunities in the marketplace. Continued focus on growing customer relationships and our ability to capitalize on the operational momentum we have built will fuel both top-line growth and gross margin improvements,” concluded Dr. Hartnett.

Based on current market conditions, the Company expects financial performance in its fourth quarter of fiscal 2006 to be as follows:

•                  Fourth quarter fiscal 2006 net sales in the range of $73.0 - $75.0 million

•                  Fourth quarter fiscal 2006 operating income in the range of $11.4 - $12.0 million

Live Webcast

RBC Bearings Incorporated will host a webcast at 10:30 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s web site, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 800-591-6923 (international callers dial 617-614-4907) and enter conference call ID # 10029827.  An audio replay of the call will be available beginning at 12:30 p.m. ET on Tuesday, February 14, until 11:59 p.m. ET on Tuesday, February 21. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 79025139.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations, including adjusted operating income and adjusted net income that exclude certain charges.  These non-GAAP measures adjust for charges that are unusual and non-

recurring. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance.  Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP, particularly operating income and net income.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures is included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,700 people in 19 facilities located throughout North America and Europe.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings; revenue or other financial items, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Registration Statement on Form S-1 initially filed on May 11, 2005, as amended.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Ashton Partners

Lauren Murphy

800.281.1163

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

Unaudited

	Three Months Ended		Nine Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005

Net sales	$67,390	$58,145	$198,758	$170,731
Cost of sales	47,029	41,413	139,134	123,325
Gross margin	20,361	16,732	59,624	47,406

Operating expenses:
Selling, general and administrative	9,203	8,041	32,325	23,261
Other, net	370	286	1,020	2,464
Total operating expenses	9,573	8,327	33,345	25,725

Operating income	10,788	8,405	26,279	21,681

Interest expense, net	2,978	4,383	12,582	14,335
Loss on early extinguishment of debt	—	—	3,771	6,956
Other non-operating expense	—	(106)	—	(98)
Income before income taxes	7,810	4,128	9,926	488
Provision for income taxes	2,711	1,666	3,442	180
Net income	5,099	2,462	6,484	308

Preferred stock dividends	—	(576)	(893)	(1,693)
Participation rights of preferred stock in undistributed earnings	—	(433)	(630)	(687)
Net income (loss) available to common stockholders	$5,099	$1,453	$4,961	$(2,072)

Net income (loss) per common share:
Basic	$0.31	$0.23	$0.43	$(0.33)
Diluted	$0.29	$0.13	$0.37	$(0.33)

Weighted average common shares:
Basic	16,546,681	6,188,903	11,649,073	6,188,903
Diluted	17,676,227	10,870,755	13,307,181	6,188,903

	Three Months Ended		Nine Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Reconciliation of Reported Operating Income to Adjusted Operating Income:
Reported operating income	$10,788	$8,405	$26,279	$21,681
Stock options compensation expense	65	187	207	332
Non-recurring compensation expense	—	—	5,200	—
Management service fees	—	113	173	362
Disposal of fixed assets	—	—	30	1,841
Adjusted operating income	$10,853	$8,705	$31,889	$24,216

Reconciliation of Reported Net Income to Adjusted Net Income:
Reported net income	$5,099	$2,462	$6,484	$308
Stock options compensation expense (1)	42	112	135	209
Non-recurring compensation expense (1)	—	—	3,396	—
Management service fees (1)	—	67	113	228
Disposal of fixed assets (1)	—	—	20	1,162
Loss on early extinguishment of debt (1)	—	—	2,462	4,389
Adjusted net income	$5,141	$2,641	$12,610	$6,296

(1) Item was tax effected at the effective tax rate.

	Three Months Ended		Nine Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005

Selected Financial Data:
Depreciation and amortization	$2,357	$2,446	$7,138	$7,344

Cash provided by operating activities	$9,896	$2,140	$13,164	$4,705

Capital expenditures	$1,913	$2,704	$7,772	$6,604

Total debt			$169,030	$222,254

Cash on hand			$10,312	$1,703

Total debt minus cash on hand			$158,718	$220,551

Backlog			$152,625	$133,814